Exhibit 3.1

Dated 02 January 2018

Companies Law (Revised)

Company Limited by Shares

MingZhu Logistics Holdings Limited

MEMORANDUM OF ASSOCIATION

MINGZH

Auth Code: A94020009067

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Companies Law (Revised)

Company Limited by Shares

Memorandum of Association

of

MingZhu Logistics Holdings Limited

1	The name of the Company is MingZhu Logistics Holdings Limited 明珠货运控股有限公司.

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Law (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

7	The share capital of the Company is HKD380,000 divided into 38,000,000 Ordinary shares of par value HKD0.01 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Law (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

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Auth Code: A94020009067

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(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

8	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Auth Code: A94020009067

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We, the subscriber to this memorandum of association, wish to be formed into a company pursuant to this memorandum; and we agree to take the number of shares in the capital of the Company shown opposite our name in the table below.

Dated 02 January 2018

Name and address of Subscriber	Number of shares taken	Signature
Ogier Global Subscriber (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands	1	per: /s/ Brad Conolly
		Name: Brad Conolly Authorised Signatory
Witness to above signature
	/s/ Brad Scott Name: Brad Scott Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands Occupation: Administrator

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Auth Code: A94020009067

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